EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 (File No. 333-124638) of ATS Corporation (formerly known as Federal Services Acquisition Corporation) dated January 31, 2007, of our report dated March 23, 2006, except for Notes D and F which are dated September 27, 2006 and Note B[6] which is dated November 3, 2006, related to the audit of the financial statements of Federal Services Acquisition Corporation as of December 31, 2005 and for the period from April 12, 2005 (date of inception) through December 31, 2005, as included in the Annual Report on Form 10-K/A for the fiscal period ended December 31, 2005 and the definitive proxy statement of Federal Services Acquisition Corporation dated December 11, 2006.

New York, New York
January 30, 2007